THIRD AMENDMENT TO SENIOR SECURED NOTE

This THIRD AMENDMENT TO SENIOR SECURED NOTE (this “Amendment”) pertains to that Senior Secured Note due January 30, 2010 issued pursuant to the Securities Purchase Agreement, dated July 30, 2007 (the “Purchase Agreement”), as amended by that certain Amendment and Waiver to Senior Secured Note, dated as of February 12, 2008 (the “First Amendment”) and by that certain Second Amendment and Waiver to Senior Secured Note, dated as of October 23, 2008 (the “Second Amendment”) (the Senior Secured Note as amended by the First Amendment and the Second Amendment, the “Secured Note”), by and among TWISTBOX ENTERTAINMENT, INC., a Delaware corporation (the “Company”), certain subsidiaries of the Company, MANDALAY MEDIA, INC., a Delaware corporation (“Mandalay”) and VALUEACT SMALLCAP MASTER FUND, L.P. (the “Investor”) and is made and entered into as of August 11, 2009 by and between the Company, Mandalay and the Investor.  Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Secured Note.

W I T N E S S E T H:

WHEREAS, the Company and the Investor desire to amend certain provisions of the Secured Note;

WHEREAS, Section 13 of the Secured Note provides that the terms thereof may be amended and waived only pursuant to a written instrument executed by the Company and the holders of 75% of the aggregate principal amount of all Notes issued pursuant to the Purchase Agreement; and

WHEREAS, the Investor owns 100% of the aggregate principal amount of all Notes issued pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Amendment.

1.1           Amendment to Title.  The Secured Note is hereby Amended by replacing the title with the following:

“TWISTBOX ENTERTAINMENT, INC.

SENIOR SECURED NOTE DUE JULY 31, 2010”

1.2           Amendment to Section 1.  The Secured Note is hereby amended by replacing the text of Section 1 in its entirety with the following:

“Section 1.             General

FOR VALUE RECEIVED, TWISTBOX ENTERTAINMENT, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of VALUEACT SMALLCAP MASTER FUND, L.P. (the “Investor”), the principal sum of SIXTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($16,500,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest (“Interest”) thereon at a rate (the “Interest Rate”) equal to 12.5% per annum from, and including, July 14, 2009 to, but excluding, July 30, 2010, each computed on the basis of a year of 360 days comprised of twelve 30 day months.  All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) July 31, 2010 (the “Maturity Date”) or (ii) when such amounts become due and payable as a result of, and following, an Event of Default in accordance with Section 3 (the “Default Payment Date”).

If at any time prior to January 31, 2010, the Company makes a payment under the Note in an aggregate amount of not less than fifty percent (50%) of the then unpaid principal and unpaid and accrued interest (any such date, the “Pre-Payment Date”), then the balance, after giving effect to such pre-payment, of the unpaid principal and unpaid and accrued interest and other amounts payable under the Note, shall be due and payable on the earlier of (i) July 31, 2015 (the “New Maturity Date”) or (ii) the Default Payment Date.  Commencing upon the Pre-Payment Date, the Interest Rate on the outstanding principal amount shall be equal to 10.00% per annum from, and including, the date upon which the Pre-Payment is made to, but excluding, July 31, 2015.

If the Company receives any net proceeds from any debt financing arrangement (other than any proceeds from a Company Receivables Facility) not to exceed $9,000,000 in the aggregate (the “Debt Proceeds”), at least fifty percent (50%) of all such Debt Proceeds shall be paid to Investor to satisfy a portion of the then unpaid principal and unpaid and accrued interest and other amounts payable under the Note (the “Debt Pre-Payment”).

If the Guarantor receives any net proceeds from any equity financing (the “Equity Proceeds”), at least fifty percent (50%) of the Equity Proceeds shall be paid to Investor to satisfy a portion of the then unpaid principal and unpaid and accrued interest under the Note (the “Equity Pre-Payment”).  The balance, after giving effect to the Equity Pre-Payment, of the unpaid principal and unpaid and accrued interest and other amounts payable under the Note in an amount equal to the Equity Pre-Payment (the “Deferred Amount”) shall be due and payable on the earlier of the New Maturity Date or the Default Payment Date.  Commencing upon the date of the Equity Pre-Payment, the Interest Rate on the Deferred Amount shall be equal to 10.00% per annum from, and including, the date upon which the Equity Pre-Payment is made to, but excluding, July 31, 2015.

In the event the Company and/or Guarantor have made, in the aggregate, Debt Pre-Payments and Equity Pre-Payments in one or more payments equal to or greater than $9,000,000 (the “Combined Pre-Payments”), commencing upon the date the Investor receives such Combined Pre-Payments, then the balance, after giving effect to the Combined Prepayments, of the unpaid principal and unpaid and accrued interest and other amounts payable under the Note shall be due and payable on the earlier of the New Maturity Date or the Default Payment Date.  The Interest Rate on the balance of all unpaid principal shall be equal to 10.00% per annum from, and including, the date upon which the Investor receives such Combined Pre-Payments to, but excluding, July 31, 2015.

This Note shall be prepayable without penalty, in whole or in part, at any time at the Company’s option at 100% of the principal amount plus accrued but unpaid interest to and including the date of prepayment.  Any prepayments will be applied first to any accrued but unpaid interest and then to unpaid principal.

This Note is one of a duly authorized issue of notes of the Company (this note being referred to as the “Note” and, collectively, all similar notes issued by the Company being referred to as the “Notes”), issued in the aggregate principal amount initially limited to $16,500,000.00 pursuant to the Securities Purchase Agreement, dated as of July 30, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”) by and among the Company and the Investor party thereto, and is entitled to the benefits thereof and to the exercise of the remedies provided thereby or otherwise available in respect thereof.  Capitalized terms used herein without definition have the meanings assigned thereto in the Securities Purchase Agreement.  Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with the United States generally accepted accounting principles (“GAAP”).

Interest on this Note shall accrue from the last Interest Payment Date (as hereinafter defined) through and until repayment of the principal amount of this Note and payment of all Interest in full, and shall be payable in cash semi-annually in arrears on each January 1 and July 1 that the Notes are outstanding or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an “Interest Payment Date”), to holders of record on each preceding December 15 and June 15 to the applicable Interest Payment Date, beginning on January 1, 2010, by wire transfer of immediately available funds to an account at a bank designated in writing by the Investor on reasonable notice.

Notwithstanding the foregoing provisions of this Section 1, any overdue principal of, overdue Interest on, and any other overdue amounts payable under, this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment at a rate equal to the sum of (i) the Interest Rate and (ii) an additional two percent (2.00%) per annum.  Subject to applicable law, any interest that shall accrue on overdue interest on this Note as provided in the preceding sentence and shall not have been paid in full in cash on or before the next Interest Payment Date to occur after the date on which the overdue interest became due and payable shall itself be deemed to be overdue interest on this Note to which the preceding sentence shall apply.  In addition, notwithstanding the foregoing provisions of this Section 1, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, all outstanding principal of this Note shall bear interest, after as well as before judgment, at a rate equal to the sum of (i) the Interest Rate and (ii) an additional two percent (2.00%) per annum.

Notwithstanding anything to the contrary set forth herein, the Company may, at its option, in lieu of making any cash payment to the Investor with respect to the Interest Payment Date occurring on January 1, 2010, elect that the amount of any Interest due and payable on such date be added to the principal amount then due under this Note.  This election by the Company to pay the Interest on January 1, 2010 by adding the amount of such payment to the Principal under this Note is hereafter referred to as the “PIK Election.”  The Company shall provide written notice of the PIK Election to the Investor by December 20, 2009.”

1.3           Amendment to Section 5.  The Secured Note is hereby amended by replacing the text following Section 5(e) in its entirety with the following:

“If the Earn-Out Payments (as defined in that certain Stock Purchase Agreement dated October 8, 2008 by and among the Guarantor, Jonathan Creswell, Nathaniel MacLeitch and the shareholders of AMV Holdings Limited, as amended (the “AMV Purchase Agreement”)) for the period from October 1, 2008 to March 31, 2009 equal to £768,000.00 in the aggregate have been paid to Sellers (as defined in the AMV Purchase Agreement) by July 31, 2009 (the “Earn-Out Payment Date”), then the Company and Guarantor collectively shall (a) maintain a cash balance of not less than $1,000,000 from July 14, 2009 until January 31, 2010 and (b) maintain a cash balance of not less than $4,000,000 on and after February 1, 2010, to be held in a “deposit account”, as such term is defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), free and clear of all Liens except as set forth in the Guarantee and Security Agreement and will provide the Investor with reasonable proof of such cash balance as reasonably requested by the Investor from time to time; provided, however if the Earn-Out Payments are not paid to the Sellers by the Earn-Out Payment Date, then the Company and Guarantor collectively shall be required to maintain a cash balance of not less than $4,000,000 on and after August 1, 2009, to be held in a “deposit account”, as such term is defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), free and clear of all Liens except as set forth in the Guarantee and Security Agreement and will provide the Investor with reasonable proof of such cash balance as reasonably requested by the Investor from time to time.

Until at least $8,250,000 of principal has been paid on this Note, Guarantor will not, without the prior written approval of Investor (which approval will not be unreasonably withheld after good faith negotiations between Guarantor and Investor) create, incur, assume or permit to exist (i) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services, (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases or letters of credit, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property, and (vi) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto ((i)-(vi)) together, “Guarantor Indebtedness”) except: (a) Guarantor Indebtedness with respect to trade accounts of the Guarantor or for services provided to the Guarantor each as arising in the ordinary course of business; (b) Guarantor Indebtedness in connection with a receivables facility not in excess of $25,000,000 (a “Guarantor Receivables Facility”) and (c) Guarantor Indebtedness incurred in connection with equipment leases entered into in the ordinary course of business subsequent to the date hereof not exceeding $250,000 in the aggregate.”

1.4           Amendment to Section 6(a)(v).  The Secured Note is hereby amended by replacing the text of Section 6(a)(v) with the following:

“Indebtedness in connection with a receivables facility not in excess of the lesser of (x) $10,000,000 or (y) 85% of the Net Receivables Balance (as defined in the Guarantee and Security Agreement) at any point in time, which Indebtedness shall rank pari passu in right of payment to the Notes; provided, that, notwithstanding anything to the contrary set forth herein, Investor acknowledges and agrees that (and shall take all action reasonably necessary to ensure that) the Receivables (as defined in the Guarantee and Security Agreement) of the Company used to procure and maintain such receivables facility shall not be subject to any Lien of Investor (the “Company Receivables Facility”) during the term of such Company Receivables Facility; provided, further, that until all principal and interest and any other amounts due and payable under this Note have been paid in full in cash, the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of the Investor holding a majority in principal amount of the Note, establish any Company Receivables Facility.”

1.5           Amendment to Section 6(a).  The Secured Note is hereby amended by adding the following text after Section 6(a)(viii), as follows:

“(ix)                      Indebtedness incurred in connection with any Debt Prepayment as set forth in Section 1 hereof (which such Indebtedness may be senior in right of payment to the Note) and Investor and the Company shall take all necessary actions, at the Company’s cost and expense, to subordinate to any lender(s) of such financing, in an amount equal to the Debt Proceeds paid to Investor, Investor’s security interest pursuant to that certain Guarantee and Security Agreement dated as of July 30, 2007 between Investor and the Company and/or any related agreements or documents.”

1.6           Amendment to Section 6.  The Secured Note is hereby amended by replacing the paragraph at the end of Section 6 with the following:

“Until all principal and interest and any other amounts due and payable under this Note have been paid in full in cash, Guarantor shall not, and shall not permit any Subsidiary to, without the prior written approval of the Investor holding a majority in principal amount of the Notes, prepay any Indebtedness incurred pursuant to that certain promissory note issued by Guarantor to Nathan MacLeitch, Jack Cresswell and the shareholders of AMV Holding Limited in the principal amount of FIVE MILLION EIGHT HUNDRED EIGHTEEN THOUSAND TWO HUNDRED THIRTY-TWO DOLLARS ($5,818,232.00) on October 23, 2008, as amended on July 14, 2009 (the “Promissory Note”) other than prepayments with proceeds raised in an equity financing by Guarantor and subject to the terms and conditions set forth in Section 1(c) and Section 1(d) of the Promissory Note.”

2.           Full Force and Effect.  Except as modified by this Amendment, all other terms and conditions in the Secured Note shall remain in full force and effect.

3.           Effect.  Unless the context otherwise requires, the Secured Note and this Amendment shall be read together and shall have effect as if the provisions of the Secured Note and this Amendment were contained in one agreement.  After the effective date of this Amendment, all references in the Secured Note to “this Note,” “hereto,” “hereof,” “hereunder,” or words of like import referring to the Secured Note shall mean the Secured Note as modified by the First Amendment, the Second Amendment and this Amendment.

4.           Counterparts.  This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

THE COMPANY:

TWISTBOX ENTERTAINMENT, INC.

	By:	/s/ Ian Aaron
Name: Ian Aaron
Title: President/CEO

INVESTOR:

VALUEACT SMALLCAP MASTER FUND, L.P.,
By VA Smallcap Partners, LLC, its General Partner

	By:	/s/ David Lockwood
Name: David Lockwood
Title: Managing Member

MANDALAY:
MANDALAY MEDIA, INC.

	By:	/s/ James Lefkowitz
Name: James Lefkowitz
Title: President